MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Blue Mountain Resources Inc. on Form SB-2 of our audit report dated March 21, 2007, on the balance sheet of Blue Mountain Resources Inc. as at October 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period from March 17, 2006 (date of inception) to October 31, 2006.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Moore & Associates, Chartered Accountants

Las Vegas, Nevada

June 8, 2007

/s/ Moore & Associated, Chartered